Exhibit 10.1

JPMORGAN CHASE BANK, N.A.

383 Madison Avenue

New York, NY 10179

January 16, 2021

Project Wallaby

Bridge Facility and Take-Out Facility

Commitment Letter

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

Attention: Brian L. Shytle, Vice President, Tax and Treasurer

Ladies and Gentlemen:

Citrix Systems, Inc. (the “Borrower”, “Company” or “you”) have advised JPMorgan Chase Bank, N.A. (“JPMorgan”, “we” or “us”), that you, directly or indirectly through one or more of your subsidiaries, intends to acquire (the “Acquisition”) all of the equity interests of Wrangler Topco, LLC (the “Target”), pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among, inter alios, the Target, the Borrower and Wallaby Merger Sub LLC (the “Acquisition Agreement”), and to consummate the transactions described therein and as otherwise contemplated by this Commitment Letter (the “Transactions”). You have also advised us that the Acquisition and related fees and expenses shall be paid with the Borrower’s available cash together with (i) (A) an issuance of senior unsecured notes pursuant to a registered public offering or Rule 144A or other private placement in an aggregate principal amount of $750,000,000 (the “Notes”), and (B) borrowings under a new senior unsecured term loan facility consisting of senior unsecured term loans with a three-year term to maturity (“Three-Year Take-Out Loans”) and/or senior unsecured term loans with a five-year term to maturity (“Five-Year Take-Out Loans”), in an aggregate principal amount of $1,000,000,000 for all such term loans (such facility, the “Take-Out Facility” and, together with the Notes, the “Permanent Financing”), and (ii) to the extent the Permanent Financing is not available prior to the Closing Date (as defined below), loans under a 364-day senior unsecured bridge facility in an aggregate principal amount equal to $1,450,000,000 (the “Bridge Facility”) on the terms set forth in this letter (collectively with all attachments hereto, the “Commitment Letter”). The date on which the Acquisition is consummated and on which the Bridge Facility, the Notes and/or the Take-Out Facility, as applicable, shall be funded (if not previously funded) is referred to herein as the “Closing Date”.

JPMorgan is pleased to advise you that it is willing to act as sole lead arranger for the Bridge Facility and “left lead” arranger for the Take-Out Facility (each, a “Facility” and, collectively, the “Facilities”).

In connection with the foregoing, (a) JPMorgan is pleased to advise you of its commitment to provide 100% of the aggregate principal amount of the Bridge Facility (the “Bridge Commitment”) having the terms set forth herein and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Bridge Term Sheet”), and subject solely to the conditions precedent set forth in Exhibit C hereto and (b) JPMorgan is pleased to advise you of (i) its agreement to use commercially reasonable efforts to assemble a syndicate of Lenders (as defined below), to provide the necessary commitments for the Take-Out Facility in an aggregate principal amount of $1,000,000,000, having the terms set forth herein and in the Summary of Terms and Conditions attached hereto as Exhibit B (the “Take-Out Term Sheet” and, together with the Bridge Term Sheet, the “Term Sheets”) and (ii) its commitment to provide 35% of the aggregate principal amount of any Three-Year Take-Out Loans under the Take-Out Facility and 25% of the aggregate principal amount of any Five-Year Take-Out Loans under the Take-Out Facility (collectively, the “Take-Out Commitment”, and together with the Bridge Commitment, the “Commitments”), in each case, subject solely to the conditions precedent set forth in Exhibit C hereto and to JPMorgan receiving commitments from other Lenders for the remaining 65% of the aggregate principal amount of any Three-Year Take-Out Loans under the Take-Out Facility and/or for the remaining 75% of the aggregate principal amount of any Five-Year Take-Out Loans under the Take-Out Facility (collectively, the “Uncommitted Take-Out Principal Amount”). It is understood and agreed that this Commitment Letter does not constitute a commitment by JPMorgan or any of its affiliates to provide any financing with respect to, or ensure the successful syndication of, the Take-Out Facility, other than JPMorgan’s Take-Out Commitment. Furthermore, you acknowledge that this Commitment Letter is not a guarantee with respect to the successful outcome of the syndication of the Take-Out Facility.

1.    Titles and Roles

It is agreed that JPMorgan will act as the Administrative Agent in respect of each of the Facilities (in such capacity, the “Administrative Agent”), and that JPMorgan will act as the sole lead arranger and bookrunner for the Bridge Facility and the “left lead” arranger and bookrunner for the Take-Out Facility (in such capacities, the “Lead Arranger”); provided that the Borrower agrees that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC.

You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated herein, in the Term Sheets or the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall mutually so agree; provided that, with respect to the Take-Out Facility, you shall have the right to appoint (i) up to three additional Lenders (or their affiliates) as joint lead arrangers, joint book-runners and co-syndication agents in consultation with the Lead Arranger and (ii) additional Lenders as documentation agents, syndication agents or senior managing agents in consultation with the Lead Arranger; provided, however, that, it is understood and agreed that (x) JPMorgan will have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement and (y) no Lender (together with its affiliates) shall receive greater economics in respect of the Take-Out Facility than JPMorgan.

2.    Syndication

JPMorgan reserves the right, prior to or after the execution of the Credit Documentation (as defined in Exhibit B), in consultation with you (and subject to the consent rights set forth herein), to syndicate all or part of the Facilities (including, in our discretion, all or part of JPMorgan’s Commitments hereunder), in each case to a group of financial institutions (together with JPMorgan, the “Lenders”) identified by us and approved by you (with the approval of any Lender, the roles or titles awarded to any Lender, and the allocation of commitments (and commensurate economics) to any Lender to be, in each case, in your sole discretion, but it being understood that, solely with respect to the approval of Lenders, (i) you are deemed to approve (x) existing Lenders under and as defined in the Existing Revolving Facility (as defined below) and the Existing Term Loan Facility (collectively, the “Existing Lenders”) and (y) any additional potential Lender identified by us to you in writing on a “white list” prior to the date hereof and accepted by you (in your sole discretion) in a writing returned to us prior to the date hereof and (ii) you are deemed to approve as a Lender any commercial bank (x) having total assets in excess of $1,000,000,000 or (y) with a short term debt rating of “P-1” (or higher) according to Moody’s (as defined below) or “A-1” (or higher) according to S&P (as defined below); provided that any potential Lenders identified in clause (ii) shall only be approached after consultation with you (the potential Lenders in clauses (i)(y) and (ii), collectively, the “Approved Additional Lenders”); provided, further, that commitments (and commensurate economics) and, if applicable, roles and titles, shall, in each case only be allocated to Approved Additional Lenders if

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the Existing Lenders (other than JPMorgan) have declined to provide the full amount of the commitments under the Facilities); provided that we agree not to syndicate the Facilities to (i) any bank, financial institution, other institutional lender or person (or affiliates of such persons that are clearly identifiable solely by similarity of name) or (ii) any competitor of the Borrower or any of its subsidiaries (or their respective affiliates that are clearly identifiable solely by similarity of name) which, with respect to both clauses (i) and (ii), have been separately identified as disqualified institutions for the purposes of the Facilities in writing by you to JPMorgan prior to the date hereof (with such notice to be delivered via email to JPMDQ_Contact@jpmorgan.com (the “Notice Email Address”) (clauses (i) and (ii) above, collectively, the “Disqualified Lenders”); provided that, (w) with respect to clause (ii) above, the Borrower shall be permitted to update such list from time to time (it being understood and agreed that such updated list shall be made available to all Lenders by means of posting on JPMorgan’s IntraLinks private-side and public-side sites or otherwise shall be permitted to be provided by JPMorgan to all Lenders, public and private), (x) any such updates to the list of Disqualified Lenders shall not become effective until after at least two (2) business days after notice thereof by the Borrower is furnished to JPMorgan at the Notice Email Address, (y) no syndication, assignment, or sale of participations entered into prior to any such update shall be retroactively disqualified due to entities that (1) are added to the list of Disqualified Lenders or (2) become competitors of the Borrower or any of its subsidiaries after a trade is entered and (z) JPMorgan shall not have any liability or responsibility to ascertain, monitor, enforce or control any assignments to Disqualified Lenders. Notice of the list of Disqualified Lenders and of updates thereto shall be deemed not received and not effective if not delivered to the Notice Email Address. To the extent that any Disqualified Lender does become a Lender, its rights will be limited in a manner consistent with the provisions of the Existing Term Loan Facility governing “Disqualified Institutions”.

The commitments of JPMorgan hereunder with respect to the Bridge Facility shall be reduced dollar-for-dollar by the amount of each commitment for the Bridge Facility received from additional Lenders selected in accordance with the provisions of this Commitment Letter solely to the extent that each such Lender becomes (i) party to this Commitment Letter pursuant to a joinder agreement or other documentation reasonably satisfactory to the Lead Arrangers and you (a “Joinder Agreement”) or (ii) party to the Bridge Credit Documentation (as defined in Exhibit A) as a “Lender” thereunder. JPMorgan’s Take-Out Commitment hereunder shall be reduced dollar-for-dollar by the amount of each commitment for the Take-Out Facility received from additional Lenders selected in accordance with the provisions of this Commitment Letter only to the extent that (a) JPMorgan shall have already received commitments from Lenders for the full Uncommitted Take-Out Principal Amount, which commitments do not reduce JPMorgan’s Take-Out Commitment, and (b) each such Lender becomes (i) party to this Commitment Letter pursuant to a Joinder Agreement or (ii) party to the Take-Out Credit Documentation (as defined in Exhibit B) as a “Lender” thereunder.

JPMorgan may commence syndication efforts promptly upon the execution of this Commitment Letter, and until, with respect to the Take-Out Facility, the Closing Date and, if applicable, with respect to the Bridge Facility, the earlier of (i) the date a Successful Syndication (as defined in the Fee Letter) has been achieved and (ii) 60 days after the Closing Date (such earlier date, the “Syndication Date”), you agree actively to assist JPMorgan in completing a syndication reasonably satisfactory to it as soon thereafter as practicable. Such assistance shall include (a) your promptly preparing and providing (and using commercially reasonable efforts, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, to cause the Target to prepare and provide) such customary financial and other information as we may reasonably request that is necessary to arrange and syndicate the Facilities with respect to you, the Target, your and their respective subsidiaries and the Transactions, (b) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (c) facilitating direct contact between senior management and advisors of the Borrower (and using commercially reasonable efforts to facilitate such contact with senior management and advisors of the Target, to the extent practical and appropriate and not in contravention of the Acquisition

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Agreement), on the one hand, and the proposed Lenders, on the other hand, upon reasonable prior notice and at reasonable times, locations and intervals to be reasonably mutually agreed (provided that at your or our request, any or all such meetings may be conducted over telephone or video conference), (d) the hosting, with JPMorgan, of one or more meetings of prospective Lenders at reasonable times and location to be reasonably mutually agreed (provided that at your or our request, any or all such meetings may be conducted over telephone or video conference), (e) using your commercially reasonable efforts to procure, at your expense, an updated public corporate credit rating and an updated public corporate family rating from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) after giving effect to the Transactions (provided that you are not required to obtain any specific rating) and (f) your assistance (and using commercially reasonable efforts to cause the Target to assist, to the extent practical and appropriate and not in contravention of the Acquisition Agreement) in the preparation of materials (including, but not limited to, lender presentations) to be used in connection with the syndication (collectively with the Term Sheets, the “Information Materials”). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings and the compliance with any of the provisions set forth in clauses (a) through (f) above), shall not constitute a condition to the Commitments hereunder or the funding of the Bridge Facility or the Take-Out Facility on the Closing Date, or reduce the amount of the Commitments hereunder. In connection with the Lead Arranger’s syndication efforts, you shall not be required to provide information (or to request any information from the Target), the disclosure of which would violate any (i) attorney-client privilege (and you and the Target shall not be required to waive any such privilege), (ii) law, rule or regulation applicable to the Borrower, the Target or your or its respective affiliates or (iii) obligation of confidentiality from a third party binding on you, the Target or your or its respective affiliates (so long as (x) such confidentiality obligation was not entered into in contemplation of the Transactions (other than the confidentiality obligations entered into with the Target and its equity holders in connection with the Transactions) and (y) you provide JPMorgan notice that information is being withheld due to the existence of such confidentiality obligation or attorney-client privilege).

Until the Syndication Date, you agree that there shall be no competing offering, placement or arrangement of any debt for borrowed money by or on behalf the Borrower or any of its subsidiaries that would reasonably be expected to materially impair the primary syndication of the Facilities without the Lead Arranger’s consent (such consent not to be unreasonably withheld or delayed), other than (i) the Bridge Facility, (ii) the Take-Out Facility, (iii) the Notes, (iv) any borrowings under the Amended and Restated Credit Agreement, dated as of November 26, 2019 (the “Existing Revolving Facility”), among Citrix Systems, Inc., as borrower, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, swing line lender and l/c issuer (including pursuant to extensions, modifications, refinancings and replacements thereof and such extension, modification, refinancing and replacement thereof is made in coordination with the syndication of the Facilities by the Lead Arranger), (v) indebtedness incurred to refinance or reprice the Borrower’s existing Term Loan Credit Agreement, dated as of January 21, 2020 (the “Existing Term Loan Facility”), among Citrix Systems, Inc., as borrower, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent (solely to the extent the principal amount of such refinancing indebtedness does not exceed the principal amount of the Existing Term Loan Facility so refinanced plus any fees and expenses reasonably incurred in connection therewith), (vi) ordinary course letter of credit facilities, overdraft protection, short term working capital facilities, ordinary course foreign credit lines (including any renewal, extension, refinancing or replacement thereof), factoring arrangements, receivables securitization arrangements, seller lending financing activities, hedging and cash management, (vii) any purchase money indebtedness, capital or synthetic lease obligations, equipment leases, indebtedness issued in connection with tenant leases (including sale-leasebacks) and similar obligations, in each case, in the ordinary course of business, (viii) debt of the Target and its subsidiaries permitted under the Acquisition Agreement and (ix) other indebtedness in an aggregate principal amount not exceeding $25,000,000.

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You hereby authorize JPMorgan to (a) distribute draft and execution versions of the definitive documentation relating to the Facilities to prospective Lenders, (b) download copies of the Borrower’s trademark logos from its website and post copies thereof and any Information Materials to a deal site on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by JPMorgan to be its electronic transmission system (an “Electronic Platform”) established by JPMorgan to syndicate the Facilities, and (c) use the Borrower’s trademark logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Facilities or, with your written consent, in any advertisements that we may place after the closing of the Closing Date Facilities (as defined below) in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at their own expense describing its services to the Borrower hereunder. You also understand and acknowledge that we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Closing Date Facilities. “Closing Date Facilities” means the Facilities that are funded on the Closing Date.

Subject to the first paragraph in this Section 2, JPMorgan, as the Lead Arranger, will manage all aspects of the syndication in consultation with you (subject to the consent provisions set forth herein), including, without limitation, decisions as to the selection of institutions acceptable to you (including any Lenders designated by you in consultation with, and reasonably acceptable to, JPMorgan (such consent not to be unreasonably withheld, delayed or conditioned)) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders; provided that we agree not to syndicate the Facilities to any Disqualified Lender, and provided further, that the decision of which Lenders to approach and the ultimate selection of Lenders (it being understood that the Existing Lenders and the Approved Additional Lenders shall be deemed approved by you, except to the extent that any such person shall become a Disqualified Lender after the date hereof) and the allocations of the commitments among the Lenders shall be subject to your sole consent. In acting as Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the arrangement of the Facilities (including in connection with determining the terms of the Facilities) and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person.

3.    Information

To assist JPMorgan in its syndication efforts, you agree, subject to the provisions of Section 2 above, as soon as practicable, to prepare and provide to JPMorgan all information with respect to the Borrower, its subsidiaries and the transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facilities (and use commercially reasonable efforts to cause the Target to prepare and provide, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, all such information with respect to the Target). You hereby represent and covenant (with respect to the Target and its subsidiaries and businesses, to the best of your knowledge) that (a) all written information other than the Projections and other forward-looking information and information of a general economic or industry specific nature (the “Information”) that has been or will be made available to JPMorgan by you or any of your representatives is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto delivered to JPMorgan prior to such time and to any information contained in any public filing made by the Company with the SEC prior to such time) and (b) the Projections that have been or will be made available to the JPMorgan by you or any of your representatives have been or will be prepared in

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good faith based upon assumptions believed by you to be reasonable at the time made and furnished (it being understood that such Projections are subject to significant uncertainties and contingencies, any of which are beyond your control, and that no assurance can be given that any particular Projection will be realized and that actual results during the period or periods covered by the Projections may differ significantly from the projected results and such differences may be material). If you become aware that any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect at any time on or prior to the later of the Syndication Date and the Closing Date if the Information or Projections were being furnished, and all such representations and warranties were being made, at such time, then you agree to, and to use commercially reasonable efforts to cause the Target to (to the extent practical and appropriate and not in contravention of the Acquisition Agreement), promptly supplement the Information and/or the Projections from time to time until the Syndication Date such that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances, and such supplementation shall cure any breach of such representation and warranty. Notwithstanding anything set forth above, the accuracy of the foregoing representations and warranties, whether cured or supplemented, and any obligation to supplement the information and projections shall not be a condition to the obligations of the Lead Arranger or JPMorgan’s commitments hereunder. You understand and agree that in arranging and syndicating the Facilities we may use and rely on, and we will be entitled to use and rely on, the Information and Projections, in each case without independent verification thereof.

4.    Fees

As consideration for our commitments hereunder and our agreement to perform the services described herein, you agree to pay to JPMorgan the nonrefundable fees set forth in Annex I to each Term Sheet and in the fee letter delivered herewith by JPMorgan to you relating to the Facilities and dated the date hereof (the “Fee Letter”).

You agree that, once paid, the fees or any part thereof payable hereunder or under the Fee Letter shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, except as otherwise agreed in writing by you and JPMorgan. All fees payable hereunder and under the Fee Letter shall be paid in immediately available funds in U.S. Dollars, shall be in addition to, and not in limitation of (i) any fees which shall be payable to JPMorgan in its respective capacities as Lender, if applicable, and (ii) reimbursement of the JPMorgan’s reasonable and documented out-of-pocket expenses in accordance with the terms hereof, and shall not be subject to reduction by way of withholding, setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all fees payable hereunder shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or will be grossed up by you for such amounts.

5.    Conditions

Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter or any other agreement or other undertaking concerning the financing of the Transactions, (i) our Bridge Commitment is subject only to the satisfaction or waiver of the conditions expressly set forth in Exhibit C hereto, it being understood and agreed that there are no conditions (implied or otherwise) to the Bridge Commitments (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than those that are expressly set forth in Exhibit C hereto to be conditions to the funding duly requested by the Borrower under the Bridge Facility on the Closing Date (and upon satisfaction or waiver of such conditions, the initial funding under the Bridge Facility shall occur) and (ii) our Take-Out Commitment and our agreements to perform the services described herein in connection with the Take-Out Facility are subject only to the satisfaction or waiver of the conditions expressly set forth in Exhibit C hereto and to JPMorgan receiving commitments from other Lenders for the remaining Uncommitted Take-Out Principal Amount of the Take-Out Facility.

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6.    Limitation of Liability, Indemnity, Expenses, Settlement

(a)    Limitation of Liability.

You agree that (i) in no event shall any of JPMorgan, and its affiliates and its officers, directors, employees, advisors, and agents (each, and including, without limitation, JPMorgan, an “Arranger-Related Person”) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your respective equity holders arising out of, in connection with, or as a result of, this Commitment Letter, the Fee Letter or any other agreement or instrument contemplated hereby and (ii) no Arranger-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet. You shall not be liable, on any theory of liability, for any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of this Commitment Letter, the Fee Letter or any other agreement or instrument contemplated hereby, provided that nothing contained in this sentence shall limit your obligations to the extent set forth in the following clause (b). Each party hereto agrees, to the extent permitted by applicable law, to not assert any claims against any other party with respect to any of the foregoing, provided that nothing contained in this sentence shall limit your obligations to the extent set forth in the following clause (b). As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

(b)    Indemnity; Expenses.

You agree (A) to (i) indemnify and hold harmless each of JPMorgan and its affiliates and its and their respective officers, directors, employees, advisors, and agents (each, and including, without limitation, JPMorgan, an “Indemnified Person”) from and against any and all Liabilities and related expenses to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, any related transaction or the activities performed or the Commitments or services furnished pursuant to this Commitment Letter or the role of JPMorgan in connection therewith or in connection with any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of clause (a) above and the terms of this clause (b)) (each, a “Proceeding”), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by you, your equity holders, affiliates, creditors or any other person and (ii) reimburse each Indemnified Person following written demand (together with backup documentation, as applicable, supporting such reimbursement request) for any reasonable, documented and invoiced legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by a single counsel for the Lead Arranger, representing all of the Indemnified Persons, taken as a whole and, solely in the case of a conflict of interest, one additional counsel to each group of affected Indemnified Parties similarly situated, taken as a whole; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to any Liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to (I) arise or result from (x) the willful misconduct, bad faith or gross negligence of such Indemnified Person in performing its activities or in furnishing its Commitments or services under this Commitment Letter or (y) a material breach of the funding obligation of JPMorgan or any of JPMorgan’s affiliates under this Commitment Letter, or (II) have not resulted from an act or omission by you or any of your affiliates and have been brought by an Indemnified Person against any other Indemnified Person (other than any claims against JPMorgan in its

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capacity or in fulfilling its role as an arranger or agent or any similar role hereunder and (B) (i) to reimburse JPMorgan and its affiliates following written demand (together with backup documentation, as applicable, supporting such reimbursement request) for all reasonable and documented out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, but excluding legal fees and expenses) and (ii) to reimburse JPMorgan and its affiliates on the earlier of termination of this Commitment Letter and the Closing Date for the reasonable and documented out-of-legal fees and expenses of Simpson Thacher & Bartlett LLP (provided that if the Closing Date does not occur, such legal fees and expenses shall not exceed $150,000) incurred prior to such date (and, if the Closing Date occurs, invoiced at least two business days prior to the Closing Date), in each case, incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheets, the Fee Letter and the definitive documentation relating to the Facilities) or the administration, amendment, modification or waiver thereof.

(c)    Settlement.

You shall not be liable for any settlement of any Proceedings effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final judgment in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Party from and against any and all Liabilities by reason of such settlement or judgment in accordance with and to the extent provided in the preceding paragraph. You shall not, without the prior written consent of JPMorgan and its affiliates (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by JPMorgan unless (x) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to JPMorgan from all liability on claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any JPMorgan or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to JPMorgan and the other Indemnified Persons.

7.    Affiliate Activities, Sharing of Information, Absence of Fiduciary Relationships

JPMorgan may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of JPMorgan hereunder. JPMorgan shall be responsible for its affiliates’ failure to comply with such obligations under this Commitment Letter.

You acknowledge that JPMorgan and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. JPMorgan will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by JPMorgan of services for other companies, and JPMorgan will not furnish any such information to other companies. You also acknowledge that JPMorgan has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You agree that JPMorgan will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between JPMorgan, on the one hand, and you and your respective equity holders or your and their respective affiliates, on the other hand. You acknowledge and

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agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between JPMorgan and, if applicable, its affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction JPMorgan and, if applicable, its affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (iii) with respect to the transactions contemplated hereby or the process leading thereto, JPMorgan and, if applicable, its respective affiliates, have not assumed (x) an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates (irrespective of whether JPMorgan or any of its affiliates has advised or is currently advising you or your affiliates on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Borrower or any of its affiliates in respect of any transaction related hereto)) or (y) any other obligation except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and JPMorgan shall have no responsibility or liability to you with respect thereto, and (iii) as Lead Arranger, JPMorgan is not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by JPMorgan or any of its affiliates of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of JPMorgan, and shall not be on behalf of the Borrower. The Borrower agrees that it will not claim that JPMorgan has rendered any advisory services or assert any claim against JPMorgan based on an alleged breach of fiduciary duty by JPMorgan in connection with this Commitment Letter and the transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of JPMorgan or any of its affiliates acting as a financial advisor to the Borrower or any of its affiliates, on the one hand, and the engagement of JPMorgan hereunder and the transactions contemplated hereby, on the other hand.

You further acknowledge that JPMorgan is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, JPMorgan may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by JPMorgan or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

8.    Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person or entity except (a) to your officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis or (b) as may be compelled in a legal, judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case you agree to the extent permitted under applicable law and practicable to inform us promptly thereof); provided that you may disclose (i) this Commitment Letter, the Term Sheets and the contents hereof and thereof (but you may not disclose the Fee Letter or the contents thereof) to any rating agencies, (ii) this Commitment Letter, the Term Sheets and the contents hereof and thereof (but not the Fee Letter or the contents thereof) to actual or prospective counterparties (or their advisors) to any swap or

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derivative transaction relating to you or any of your affiliates or any of their respective obligations, (iii) the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma financial information and a generic disclosure of aggregate sources and uses to the extent customary in any prospectus or other offering memorandum or in any syndication or other marketing materials and other required filings, (iv) after your acceptance of this Commitment Letter and the Fee Letter, this Commitment Letter, the Term Sheets and the contents hereof and thereof (but not the Fee Letter other than the existence thereof and the aggregate fee amounts as part of projections, pro forma information and a generic disclosure of aggregate sources and uses) to the extent required by applicable law to be included in required filings with the SEC and other applicable regulatory authorities and stock exchanges, (v) to the extent required by applicable law in connection with any action or proceeding relating to this Commitment Letter, the Term Sheets, the Fee Letter or the transactions contemplated hereby or the enforcement of any rights hereunder or thereunder, (vi) following your acceptance hereof and the return of an executed counterpart of this Commitment Letter to the Lead Arranger as provided below, this Commitment Letter and the Term Sheets (but not the Fee Letter or the contents thereof) to any potential or prospective arranger, Lender or participant and, in each case, their directors (or equivalent managers), officers, employees, affiliates, independent auditors or other experts and advisors and (vii) this Commitment Letter, the Term Sheets and the Fee Letter to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by you or your affiliates or your or their respective officers, directors, employees or advisors, and provided, further, that you may disclose (i) this Commitment Letter (including the Term Sheets) and (ii) to the extent redacted in a customary manner, the Fee Letter, to the Target and its officers, directors, employees, accountants, attorneys, agents and advisors on a confidential basis. The obligations under this paragraph with respect to this Commitment Letter (but not the Fee Letter) shall terminate automatically after the earlier of (x) the date of any public filing of the Commitment Letter permitted hereunder and (y) the second anniversary hereof.

JPMorgan agrees to hold as confidential this Commitment Letter, the Term Sheet, the Fee Letter and any of their terms and substance as well as all non-public information regarding you and your affiliates and business obtained by JPMorgan in connection with the transactions contemplated hereby; provided that nothing herein shall prevent such person from disclosing any such non-public information (i) to any Lenders or participants or bona fide prospective Lenders or participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Facilities (collectively, “Specified Counterparties”), (ii) to its officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents, advisors and to actual or prospective assignees and participants who need to know such information in connection with the transactions contemplated hereby (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (iii) as may be compelled in a legal, judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case we agree to the extent permitted under applicable law and practicable to inform you promptly thereof), (iv) to any rating agency in connection with the transactions contemplated hereby on a confidential basis, (v) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking (in which case we shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby or enforcement hereof and thereof, (vii) to any of its affiliates directly involved in the consideration of this matter on a confidential and need-to-know basis (provided, that JPMorgan shall be responsible for its controlled affiliates’ compliance in keeping such information confidential), (viii) to the extent such confidential information becomes (A) publicly available other than as a result of a breach of this provision or (B) available to it from a source, other than the Borrower, which it has no reason to believe has any confidentiality or fiduciary obligation to the Borrower or any of its subsidiaries with respect to such

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information and (ix) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of JPMorgan or customary market standards for dissemination of such types of information; provided, further, that the foregoing obligations of JPMorgan shall remain in effect until the earlier of (i) two (2) years from the date hereof and (ii) the applicable Closing Date, at which time any confidentiality undertaking in the definitive documentation for such Facility shall supersede the provisions of this paragraph. Notwithstanding anything herein to the contrary, in no event shall this Commitment Letter, the Term Sheets, the Fee Letter, any of the terms or substance thereof or any other non-public information regarding your affiliates or the business obtained by JPMorgan in connection with the transactions contemplated hereby be disclosed by JPMorgan to any Disqualified Lenders.

Notwithstanding the foregoing, the Borrower hereby expressly permits JPMorgan to provide the list of Disqualified Lenders to potential assignees, including disqualified institutions that are on such list.

9.    Miscellaneous

This Commitment Letter shall not be assignable by you without our prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us. This Commitment Letter, the Term Sheets and the Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. JPMorgan may, in consultation with you, assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates, or subject to your sole consent, to additional arrangers or other Lenders; provided, that in any case, such assignment shall not relieve us of our obligations set forth herein to fund on the Closing Date that portion of the commitments so assigned except to the extent such assignment is evidenced by a Joinder Agreement or the Credit Documentation, as applicable, as set forth in Section 2 above.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letter and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

This Commitment Letter, the Term Sheets and the Fee Letter shall be governed by, and construed in accordance with, the law of the State of New York; provided, however, that the laws of the State of Delaware shall govern in determining (A) the interpretation of a Material Adverse Effect and whether a Material Adverse Effect has occurred, (B) the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or your affiliates have the right (without regard to any notice requirement) to terminate your or their respective obligations (or to refuse to consummate the

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Acquisition) under the Acquisition Agreement and (C) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (in each case without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware). The Borrower consents to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan). Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Term Sheets, the Fee Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the federal or state courts located in the City of New York, Borough of Manhattan.

JPMorgan hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), we and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower, which information may include its name, address, tax identification number, a certification regarding beneficial ownership as required by 31 C.F.R. § 1010.230 (such certification, the “Beneficial Ownership Certification”) and other information that will allow us and the Lenders to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of JPMorgan and each of its affiliates and the Lenders.

The compensation, expense reimbursement, jurisdiction, limitation of liability, indemnification, settlement, sharing of information, affiliate activities, governing law, service of process, venue, waiver of jury trial, absence of fiduciary duty, information, syndication and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive documentation relating to the Facilities shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of JPMorgan hereunder; provided, that your obligations under this Commitment Letter, other than with respect to compensation, expense reimbursement, jurisdiction, syndication, sharing of information, affiliate activities, governing law, service of process, venue, waiver of jury trial, absence of fiduciary duty and confidentiality shall automatically terminate and be superseded by the provisions of the definitive documentation relating to such Facility upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time; provided, further, that your obligations under this Commitment Letter with respect to limitation of liability and indemnification shall, solely to the extent comparable provisions are included in definitive documentation relating to such Facility, automatically terminate and be superseded by the provisions of the definitive documentation relating to such Facility upon the initial funding thereunder.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on January 16, 2021. After your execution and delivery to us of this Commitment Letter and the Fee Letter, our outstanding Commitments with respect to the Facilities under this Commitment Letter, and our agreements with respect to the Take-Out Facility, shall automatically terminate upon the earliest to occur of (i) the execution and delivery by all the parties thereto of the Credit Documentation and such Credit Documentation shall have become effective (provided, that the obligations of JPMorgan and the other Lenders thereunder to make loans under the Facilities on the Closing Date shall be subject solely to the satisfaction or waiver of the conditions set forth in on Exhibit C hereto), (ii) July 8, 2021, (iii) the closing of the Acquisition without the use of the Facilities, (iv) the written notice to us by you that you have abandoned the Acquisition and (v) the termination of the Acquisition

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Agreement in accordance with its terms (the earliest date in clauses (ii) through (v) being the “Commitment Termination Date”) unless the closing and the funding of the Facilities has been consummated on or before such date on the terms set forth herein; provided, further that the termination of any such commitment shall not prejudice your rights or remedies in respect of any breach of this Commitment Letter that occurred prior to any such termination.

[Signature Pages Follow]

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JPMorgan is pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Ryan Zimmerman
	Name:	Ryan Zimmerman
	Title:	Vice President

[Signature Page to Commitment Letter]

Accepted and agreed to as of

the date first written above by:

CITRIX SYSTEMS, INC.

By:	/s/ Brian L. Shytle
	Name:	Brian L. Shytle
	Title:	Vice President, Tax and Treasurer

[Signature Page to Commitment Letter]

EXHIBIT A

CITRIX SYSTEMS, INC.

Summary of Terms and Conditions of the Bridge Facility

Summary of Terms and Conditions

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or as defined (as of the date hereof) in that certain Term Loan Credit Agreement, dated as January 21, 2020 (the “Existing Term Loan Facility”), among Citrix Systems, Inc., as borrower, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, as the context may require.

I. PARTIES

Borrower:	Citrix Systems, Inc. (the “Borrower”).

Lead Arranger:	JPMorgan Chase Bank, N.A. (“JPMorgan”, in such capacity, the “Lead Arranger”).

Bookrunner:	JPMorgan will act as sole bookrunner.

Administrative Agent:	JPMorgan will act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan and/or any of their respective affiliates, arranged by JPMorgan and consented to by the Borrower in its sole discretion, and excluding any Disqualified Lenders (collectively, the “Lenders”).

II. THE FACILITY

Type and Amount of Facility:	A 364-day senior unsecured bridge facility (the “Bridge Facility”) in the amount of $1,450,000,000 and the loans thereunder, the “Bridge Loans”.

Availability:	The Bridge Loans shall be made on the Closing Date. Any undrawn commitments under the Bridge Facility (the “Bridge Commitments”) shall be automatically terminated on the earlier of the Closing Date (after giving effect to any funding of the Bridge Loans) and the Commitment Termination Date.

Maturity:	The maturity date of the Bridge Facility will be the date which is 364 days after the Closing Date (the “Maturity Date”).

Amortization:	All Bridge Loans will be payable in full on the Maturity Date. There shall be no amortization with respect to the Bridge Loans.

Guarantees and Security:	None.

Purpose:	The Bridge Loans shall be used to finance the Transactions and fees and expenses in connection therewith.

III. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and
Commitment Reductions:	Bridge Loans may be prepaid by the Borrower and Commitments may be reduced, in each case, without premium or penalty (other than payment of customary LIBOR breakage amounts) in amounts to be agreed upon, in whole or in part, upon written notice at any time, together with accrued interest on such prepayment date. Bridge Loans prepaid may not be reborrowed.

Mandatory Prepayments:	From and after the date that the Borrower countersigns this Commitment Letter (the “Acceptance Date”) to the Closing Date, the aggregate Commitments in respect of the Bridge Facility under the Commitment Letter or under the Bridge Credit Documentation (as defined below) (as applicable) shall be permanently reduced, and after the Closing Date, the aggregate Bridge Loans under the Bridge Facility shall be prepaid, in each case, on a dollar-for-dollar basis, by the following amounts, within five business days of receipt of such amount (or, with respect to Commitment reductions in connection with the Qualifying Term Loan Facility (as defined below), the date of execution by the Borrower and one or more financial institutions and effectiveness of committed definitive loan documentation with respect to the Qualifying Term Loan Facility):

(1) Incurrence of Indebtedness: (x) 100.0% of the net cash proceeds (including into escrow) actually received by the Borrower or any of its domestic subsidiaries from any sale or issuance of debt securities or incurrence of indebtedness for borrowed money (other than Excluded Debt (as defined below)) by the Borrower or any of its domestic subsidiaries (or by any of its foreign subsidiaries to the extent the proceeds thereof are used to finance the Acquisition) and (y) the aggregate amount of commitments received in respect of any term loan facility, provided the conditions to funding of any such term loan facility are no more restrictive than the conditions to funding of the Bridge Facility (any such term loan facility, a “Qualifying Term Loan Facility”).

(2) Equity Offerings: 100.0% of the net cash proceeds actually received from the issuance of any equity securities by the Borrower or any of its subsidiaries (other than (i) issuances pursuant to employee stock plans, dividend reinvestment plans, other benefit or employee incentive arrangements, or issued as compensation to officers and/or non-employee directors or upon conversion or exercise of outstanding options or other equity awards, (ii) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Borrower or its subsidiaries under applicable law, (iii) issuances to or by a subsidiary of the Borrower to the Borrower or any other subsidiary of the Borrower or, prior to the Closing Date, to or by a subsidiary of the Target to the Target or any other subsidiary of the Target (including, in each case, in connection with existing joint venture arrangements), (iv) issuances by the Borrower’s foreign subsidiaries to the extent the repatriation of the proceeds of such issuances would result in material adverse tax consequences as reasonably determined by the Borrower and (v) any equity issued to the sellers of the Target as equity consideration for the Acquisition).

(3) Asset Sales: 100.0% of the net cash proceeds actually received by the Borrower or any of its domestic subsidiaries from the sale or other disposition of any property or assets of the Borrower or any of its domestic subsidiaries outside the ordinary course of business (except for (i) sales or other dispositions between or among the Borrower and its subsidiaries or between or among subsidiaries of the Borrower, (ii) other sales and dispositions the net cash proceeds of which do not exceed $25.0 million in the aggregate, (iii) factoring arrangements and similar arrangements, including dispositions of receivables, (iv) leasing transactions, (v) sale-leaseback transactions, (vi) dispositions by the Borrower’s foreign subsidiaries to the extent the repatriation of the proceeds of such dispositions would result in material adverse tax consequences as reasonably determined by the Borrower, (vii) intercompany transfers, (viii) unwinding of hedge arrangements, (ix) dispositions by any insurance subsidiary in the ordinary course of business to the extent the upstreaming of proceeds is not permitted by applicable insurance laws or regulations, (x) sales or other dispositions of obsolete or worn-out property and property no longer used or useful in the business, (xi) any sale or other disposition of assets pursuant to a contract or arrangement in effect as of the date of the Commitment Letter and (xii) dispositions of assets consisting of the granting of permitted liens) in each case to the extent not reinvested in the business or committed to be reinvested in the business within 6 months after the receipt of such net cash proceeds (or within 12 months of receipt of such proceeds, to the extent committed to be reinvested within 6 months of receipt of such proceeds).

For the purpose hereof: “Excluded Debt” means (i) credit extensions under the Existing Revolving Facility (including pursuant to extensions and modifications thereto or any refinancings or replacements thereof with other revolving loan facilities to the extent the existing aggregate commitments thereunder are not increased), (ii) indebtedness incurred to refinance the Borrower’s Existing Term Loan Facility (solely to the extent the principal amount of such refinancing indebtedness does not exceed the principal amount of the Existing Term Loan Facility so refinanced plus any fees and expenses reasonably incurred in connection therewith), (iii) indebtedness incurred to refinance any other existing debt of the Borrower (solely to the extent the principal amount of such refinancing indebtedness does not exceed the principal amount of such debt so refinanced or the existing aggregate commitments thereunder, as applicable, plus any fees and expenses reasonably incurred in connection therewith), (iv) commercial paper issuances, (v) letter of credit facilities, overdraft protection, short term working capital facilities, foreign credit lines (including any renewal, extension or replacement thereof), factoring arrangements, receivables securitization arrangements, seller lending financing activities, hedging and cash management arrangements, in each case, incurred in the ordinary course of business, (vi) intercompany debt, (vii) purchase money indebtedness, capital or synthetic lease obligations, equipment leases, indebtedness issued in connection with tenant leases (including sale-leasebacks) and similar obligations, in each case, incurred in the ordinary course of business and (viii) other debt in an aggregate principal amount not to exceed $50,000,000.

All mandatory prepayments and Commitment reductions will be applied without penalty or premium (except for breakage costs and accrued interest, if any). Mandatory prepayments of the Bridge Loans may not be reborrowed.

The Borrower shall promptly notify the Lead Arranger or the Administrative Agent, as applicable, of the occurrence of any event requiring a mandatory reduction of Bridge Commitments or a mandatory prepayment of Bridge Loans.

IV. CERTAIN CONDITIONS

Conditions to Borrowing:	The Bridge Facility shall be available on the Closing Date, subject only to the satisfaction (or waiver) of the conditions precedent set forth in the Exhibit C.

V. CERTAIN DOCUMENTATION MATTERS

Documentation:	The definitive credit documentation for the Bridge Facility (the “Bridge Credit Documentation”) will contain conditions to borrowing, representations, warranties, covenants and events of default substantially consistent with, and no less favorable to the Borrower than those in the Existing Term Loan Facility, except as expressly modified in this Term Sheet or as otherwise mutually agreed by the Lead Arranger and the Borrower. The Existing Term Loan Facility shall be modified as necessary to reflect (i) the bridge nature of the Bridge Facility, (ii) the Transactions and the operational and strategic requirements of the Borrower as a result of the Transactions as may be mutually and reasonably agreed and (iii) administrative agent, operational and other related administration provisions (exclusive of representations and covenants) customary for the Administrative Agent. These documentation principles shall be referred to, collectively, as the “Bridge Documentation Principles”.

Representations &
Warranties:	The representations and warranties of the Borrower included in the Bridge Credit Documentation shall, subject to the Bridge Documentation Principles, be substantially consistent with the representations and warranties contained in the Existing Term Loan Facility (including exceptions, basket amounts and materiality qualifiers relating thereto) and be limited to the following: existence, qualification and power; authorization and no contravention; governmental authorization; binding effect; financial statements; no material adverse effect; litigation; no default; ownership of property; taxes; ERISA compliance; margin regulations; investment company act; disclosure; compliance with laws; intellectual property and licenses; OFAC and anti-corruption laws; EEA financial institutions; and covered entities.

Financial Covenants:	Testing to begin as of the end of the fiscal quarter ending after the Closing Date:

Total Leverage Ratio: The Borrower shall not permit the Total Leverage Ratio (to be defined in a manner substantially consistent with the definition of “Consolidated Leverage Ratio” in the Existing Term Loan Facility) for the most recently ended four fiscal quarters (the “Reference Period”) to be greater than 4.00:1.00.

Consolidated Interest Coverage Ratio: The Borrower shall not permit the Consolidated Interest Coverage Ratio (to be defined in a manner substantially consistent with the Existing Term Loan Facility) for any Reference Period to be less than 3.00:1.00.

Affirmative Covenants:	The affirmative covenants of the Borrower included in the Bridge Credit Documentation shall, subject to the Bridge Documentation Principles, be substantially consistent with the affirmative covenants contained in the Existing Term Loan Facility (including exceptions, basket amounts and materiality qualifiers relating thereto) and be limited to the following (to be applicable to the Borrower): financial statements; certificates and other information; notices; payment of taxes; preservation of existence; maintenance of insurance; compliance with laws; books and records; inspection rights; use of proceeds; and anti-corruption laws.

Negative Covenants:	The negative covenants of the Borrower included in the Bridge Credit Documentation shall, subject to the Bridge Documentation Principles, be substantially consistent with the negative covenants contained in the Existing Term Loan Facility (including exceptions, basket amounts and materiality qualifiers relating thereto) and be limited to the following (to be applicable to the Borrower and, in the case of the limitation on subsidiary indebtedness, its subsidiaries): liens; subsidiary indebtedness; fundamental changes; change in nature of business; transactions with affiliates; change in fiscal year; sanctions; and anti-corruption laws.

Voting:	Amendments and waivers with respect to the Bridge Credit Documentation shall require, subject to the “Defaulting Lender” provisions referred to below, the approval of Lenders holding commitments and/or outstanding Bridge Loans (as appropriate) representing not less than a majority of the aggregate amount of commitments and outstanding Bridge Loans under the Bridge Facility (the “Required Lenders”), except that (a) the consent of each Lender directly adversely affected thereby shall be required with respect to: (i) reductions in the principal of any loan or extensions of the scheduled date of final maturity of any loan or commitment amount, (ii) reductions in the rate of interest (other than waivers of default interest) or any fee (it being understood that an amendment of definitions related to financial terms shall not be deemed a reduction of interest) or extensions of any due date of principal, fee or interest (it being understood that a waiver of any condition precedent or the waiver of any default or mandatory prepayment shall not constitute an extension or increase of any commitment of any Lender), (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (iv) modifications to the pro rata provisions of the Bridge Credit Documentation and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting requirements or percentages and (ii) the subordination of the obligations under the Bridge Facility in right of payment.

Further, the Bridge Credit Documentation shall contain customary provisions with respect to the replacement of a Lender which does not approve an amendment requiring the consent of all Lenders or all Lenders affected thereby that has been approved by the Required Lenders.

Events of Default:	The events of default included in the Bridge Credit Documentation shall, subject to the Bridge Documentation Principles, be substantially consistent with the events of default contained in the Existing Term Loan Facility (including exceptions, basket amounts and materiality qualifiers relating thereto) and be limited to the following (to be applicable to the Borrower): nonpayment of principal when due; nonpayment of interest, fees or other amounts after five (5) business days; violation of a covenant (subject to a grace period of thirty (30) days following written notice from the Administrative Agent (other than with respect (i) to notices of defaults and maintenance of existence of the Borrower or (ii) any negative covenant); material inaccuracy of a representation or warranty when made or deemed made; cross-default to material indebtedness; bankruptcy events or other insolvency events of the Borrower (with a sixty (60) day grace period for involuntary events); material unpaid, final judgments (subject to a sixty (60) day grace period); certain ERISA events; the actual (or assertion by the Borrower in writing of) invalidity of any material Bridge Credit Documentation; and a change of control.

Defaulting Lender:	The Bridge Credit Documentation shall contain defaulting Lender provisions substantially consistent with the Existing Term Loan Facility.

Assignments and Participations:	Prior to the Closing Date, the Lenders will not be permitted to assign commitments under the Bridge Facility to any Person except in accordance with the terms of the syndication provisions in the Commitment Letter.

From and after the Closing Date, the Lenders may assign, in a minimum amount equal to $5.0 million, to their affiliates or one or more banks, financial institutions or other persons (excluding any Disqualified Lenders) that are eligible assignees (to be described in the Bridge Credit Documentation in a manner substantially consistent with the Existing Term Loan Facility), which are acceptable to the Administrative Agent and the Borrower, each such consent not to be unreasonably withheld or delayed (it being understood that the Borrower shall be deemed to have consented after 10 business days if it has not responded to a request for consent); provided that such consent of the Borrower shall not be required (i) if such assignment is made to another Lender or an affiliate or approved fund of a Lender or (ii) after the occurrence and during the continuance of a payment or bankruptcy event of default. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Bridge Credit Documentation; provided that assignments made to affiliates and other Lenders will not be subject to the above minimum assignment amount requirements. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with each assignment.

Lenders shall also be permitted to sell participations (other than to Disqualified Lenders) in their loans. Voting rights of participants shall be limited to those matters in which the affirmative vote of all Lenders would be required. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Each Lender may disclose information to prospective participants and assignees, subject to compliance with confidentiality provisions in the Bridge Credit Documentation.

Pledges of Bridge Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Bridge Facility only upon request.

No assignments or participations shall be permitted to be made to natural persons.

Yield Protection:	Consistent with the Bridge Documentation Principles, the Bridge Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a LIBOR Loan (as defined below) on a day other than the last day of an interest period with respect thereto. The Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (and all requests, rules, guidelines or directives relating to each of the foregoing or issued in connection therewith) shall be deemed to be changes in law after the Closing Date regardless of the date enacted, adopted or issued.

Expenses and Indemnification:	The Borrower shall pay expenses in accordance with the Commitment Letter and after the Closing Date, the Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arranger associated with the syndication of the Bridge Facility (if any and to the extent not previously reimbursed), the preparation, execution, delivery and administration of the Bridge Credit Documentation (to the extent not previously reimbursed) and any amendment, modification or waiver with respect to the Bridge Credit Documentation (including the reasonable and documented fees, disbursements and other charges of a single counsel to all of the Administrative Agent, the Lenders and the Lead Arranger) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable and documented fees, disbursements and other charges of a single counsel for the Administrative Agent and the Lenders, representing all of Administrative Agent and the Lenders, taken as a whole and, solely in the case of a conflict of interest, one additional counsel to for each group of affected persons similarly situated, taken as a whole) in connection with the enforcement of the Bridge Credit Documentation.

The Administrative Agent, the Lead Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) (each a “Indemnified Person”) will be indemnified and held harmless against any liabilities, reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees, disbursements and other charges of a single counsel representing all of the Indemnified Persons, taken as a whole and solely in the case of a conflict of interest, one additional counsel to each group of affected Indemnified Parties similarly situated, taken as a whole, incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds of the Bridge Facility (except (x) to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to (i) arise from the gross negligence, willful misconduct or bad faith of the Indemnified Person or (ii) arise from a material breach of the obligations of such Indemnitee under any Bridge Credit Documentation or (y) result from any dispute solely between or among Indemnified Persons that does not involve an act or omission by the Borrower or any of its affiliates (other than any claims against the Administrative Agent, any other agent or the Lead Arranger, in each case, acting in such capacity or fulfilling such role)).

Other Documentation:	Consistent with the Bridge Documentation Principles, the Bridge Credit Documentation shall contain customary waiver of consequential damages, European Union/United Kingdom bail-in, lender representations under ERISA, Delaware divisions, and qualified financial contracts provisions.

Governing Law:	New York.

Forum:	United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof.

Counsel to the Administrative Agent and the Lead Arranger:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit A

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the loans comprising each borrowing bear interest at a rate per annum equal to:

(i) the ABR plus the Applicable Margin; or

(ii) the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period plus 1%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means a percentage determined in accordance with the performance pricing section below and the grids attached hereto as Annex I-A (the “Pricing Grid”).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Interpolated Rate” means, at any time, for any interest period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any interest period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period; provided that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

Annex I-1

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

The Bridge Credit Documentation will contain provisions to be mutually agreed with respect to a replacement of the LIBO Rate.

Performance Pricing:	The Applicable Margin for the Bridge Facility shall be based on the Total Leverage Ratio in accordance with the applicable performance-based pricing set forth in the applicable Pricing Grid, attached below as Annex I-A; provided that, at any time the Borrower has a long term unsecured senior, non-credit enhanced long-term debt rating from two of Standard & Poor’s Ratings Group, Moody’s Investors Service Inc. and Fitch Ratings Inc., (in each case, a “Debt Rating” and collectively, the “Debt Ratings”), the Borrower may make a Ratings Grid Election (as defined below). Subject to the conditions set forth above, the Borrower may, upon written notice to the Administrative Agent, elect to convert the Bridge Facility to the ratings-based pricing set forth in the applicable Pricing Grid below. Any such election to the Debt

Annex I-2

Ratings based pricing may be made only one time during the duration of the Bridge Facility and shall be irrevocable (the “Ratings Grid Election”).

If a Ratings Grid Election has been made, and there is a split in the Debt Ratings and two Debt Ratings are equal, such Debt Ratings will apply, but if no Debt Ratings are equal, the intermediate Debt Rating will apply. In the event that the Borrower shall maintain Debt Ratings from only two of S&P, Moody’s or Fitch and there is a split in such Debt Ratings, (i) in the event of a single level split, the higher Debt Rating (i.e. the lower pricing) will apply and (ii) in the event of a multiple level split, one level below the higher Debt Rating will apply. If there is only one Debt Rating, such Debt Rating will apply, and if there is no Debt Rating, the lowest Debt Rating set forth below will apply.

Interest Payment Dates:	In the case of Bridge Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears on the last business day of each March, June, September and December.

In the case of Bridge Loans bearing interest based upon the Adjusted LIBO Rate (“LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Duration Fees:	The Borrower shall pay to each Lender, in accordance with its respective interest, duration fees as follows: (a) 0.50% of the aggregate principal amount of the Bridge Loans held by such Lender on the date that is 90 days after the Closing Date, (b) 0.75% of the aggregate principal amount of the Bridge Loans held by such Lender on the date that is 180 days after the Closing Date and (c) 1.00% of the aggregate principal amount of the Bridge Loans held by such Lender on the date that is 270 days after the Closing Date (the “Duration Fee”).

Default Rate:	At any time when the principal of or interest on any loan is not paid when due (after given effect to any grace period), such overdue amount shall bear interest at a rate per annum equal to (i) in the case of overdue principal of any loan, 2.0% above the rate otherwise applicable thereto or (ii) in the case of interest on any loan, fees or any other amount, 2.0% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-3

Annex I-A to Exhibit A

Pricing Grids

Leverage-Based Grid

Level	Total Leverage Ratio	LIBOR Loans	ABR Loans
I	Less than or equal to 1.25:1.00	1.125%	0.125%
II	Greater than 1.25:1.00 but less than or equal to 2.50:1.00	1.250%	0.250%
III	Greater than 2.50:1.00	1.375%	0.375%

Ratings-Based Grid

Level	Debt Rating	LIBOR Loans	ABR Loans
I	Greater than or equal to A-/A3/A-	1.00%	0.00%
II	BBB+/Baa1/BBB+	1.125%	0.125%
III	BBB/Baa2/BBB	1.250%	0.250%
IV	BBB-/Baa3/BBB-	1.375%	0.375%
V	Less than or equal to BB+/Ba1/BB+	1.50%	0.50%

For the avoidance of doubt, the Applicable Margin commencing on the Closing Date until receipt of financial statements for the end of the first full fiscal quarter thereafter shall be at Level III of the Leverage-Based Grid.

Notwithstanding anything to the contrary herein, the Applicable Margin at each of the above Levels in each Pricing Grid shall increase by 0.25% on the date that is 90 days following the Closing Date and by an additional 0.25% on each of (i) the date that is 180 days following the Closing Date and (ii) the date that is 270 days following the Closing Date.

Annex I-A-1

EXHIBIT B

CITRIX SYSTEMS, INC.

Summary of Terms and Conditions of the Take-Out Facility

Summary of Terms and Conditions

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached or as defined (as of the date hereof) in that certain Term Loan Credit Agreement, dated as January 21, 2020 (the “Existing Term Loan Facility”), among Citrix Systems, Inc., as borrower, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, as the context may require.

I.	PARTIES

	Borrower:	Citrix Systems, Inc. (the “Borrower”).

	Lead Arrangers:	JPMorgan Chase Bank, N.A. (“JPMorgan”), as “left lead” arranger, in such capacity, the “Lead Arranger”), and up to three additional joint lead arrangers appointed by the Borrower in consultation JPMorgan (the “Additional Arrangers”).

	Bookrunners:	JPMorgan and the Additional Arrangers will act as bookrunners.

	Administrative Agent:	JPMorgan will act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”).

	Co-Documentation Agents:	Certain Lenders (as defined below) to be appointed by the Borrower in consultation with JPMorgan.

	Co-Syndication Agents:	Certain Lenders to be appointed by the Borrower in consultation with JPMorgan.

	Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan and/or any of their respective affiliates, arranged by JPMorgan and consented to by the Borrower in its sole discretion, and excluding any Disqualified Lenders (collectively, the “Lenders”).

II.	THE FACILITIES

Type and Amount of
	Facility:	A senior unsecured term loan facility (the “Take-Out Facility”) consisting of three-year term loans (such term loans, the “Three-Year Take-Out Loans”) and/or five-year term loans (such term loans, the “Five-Year Take-Out Loans” and, together with the Three-Year Take-Out Loans, the “Take-Out Loans”), in an aggregate principal amount of $1,000,000,000.

	Availability:	The Take-Out Loans shall each be made in a single drawing on the Closing Date.

	Maturity:	As selected by the Borrower prior to the launch of the general syndication of the Take-Out Facility, the Take-Out Loans shall include Three-Year Take-Out Loans maturing on the date that is three years after the Closing Date and/or Five-Year Take-Out Loans maturing on the date that is five years after the Closing Date (in each case, the “Applicable Maturity Date” for such Take-Out Loans).

	Amortization:	The Take-Out Loans will be payable in full on the Applicable Maturity Date with respect to such Take-Out Loans. There shall be no amortization with respect to the Take-Out Loans.

	Guarantees and Security:	None.

	Purpose:	The Take-Out Loans shall be used to finance the Transactions and fees and expenses in connection therewith.

III.	CERTAIN PAYMENT PROVISIONS

	Fees and Interest Rates:	As set forth on Annex I.

	Optional Prepayments and Commitment Reductions:	Take-Out Loans may be prepaid by the Borrower and Commitments may be reduced, in each case, without premium or penalty (other than payment of customary LIBOR breakage amounts) in amounts to be agreed upon, in whole or in part, upon written notice at any time, together with accrued interest on such prepayment date. Take-Out Loans prepaid may not be reborrowed. The Borrower may allocate any such optional prepayments between Three-Year Take-Out Loans and Five-Year Take-Out Loans as it shall elect in its sole discretion.

IV.	CERTAIN CONDITIONS

	Conditions to Borrowing:	The Take-Out Facility shall be available on the Closing Date, subject only to the satisfaction (or waiver) of the conditions precedent set forth in the Exhibit C and any other conditions precedent agreed by the Borrower and the Lead Arranger.

V.	CERTAIN DOCUMENTATION MATTERS

	Documentation:	The definitive credit documentation for the Take-Out Facility (the “Take-Out Credit Documentation” and, together with the Bridge Credit Documentation, the “Credit Documentation”) will contain conditions to borrowing, representations, warranties, covenants and events of default substantially consistent with, and no less favorable to the Borrower as those in the Existing Term Loan Facility, except as expressly modified in this Term Sheet or as otherwise mutually agreed by the Lead Arranger and the Borrower. The Existing Term Loan Facility shall be modified as necessary to reflect (i) the Transactions, (ii) the operational and strategic requirements of the Borrower as a result of the Transactions as may be mutually and reasonably agreed and (iii) administrative agent, operational and other related administration provisions (exclusive of the representations and covenants) customary for the Administrative Agent. For the avoidance of doubt, if the Take-Out Loans include both Three-Year Take-Out Loans and Five-Year Take-Out Loans, the terms of all such Take-Out Loans shall be the identical, except with respect to maturity and principal amount, and as otherwise specified herein and/or in the Fee Letter. These documentation principles shall be referred to, collectively, as the “Take-Out Documentation Principles”.

Representations & Warranties:	The representations and warranties of the Borrower included in the Take-Out Credit Documentation shall, subject to the Take-Out Documentation Principles, be substantially consistent with the representations and warranties contained in the Existing Term Loan Facility (including exceptions, basket amounts and materiality qualifiers relating thereto) and be limited to the following: existence, qualification and power; authorization and no contravention; governmental authorization; binding effect; financial statements; no material adverse effect; litigation; no default; ownership of property; taxes; ERISA compliance; margin regulations; investment company act; disclosure; compliance with laws; intellectual property and licenses; OFAC and anti-corruption laws; EEA financial institutions; and covered entities.

Financial Covenants:	Testing to begin as of the end of the fiscal quarter ending after the Closing Date:

Total Leverage Ratio: The Borrower shall not permit the Total Leverage Ratio (to be defined in a manner substantially consistent with the definition of “Consolidated Leverage Ratio” in the Existing Term Loan Facility) for the most recently ended four fiscal quarters (the “Reference Period”) to be greater than 4.00:1.00; provided, that for each Reference Period ended on or after the fourth fiscal quarter ended after the Closing Date, the Borrower shall not permit the Total Leverage Ratio for any Reference Period to be greater to 3.75:1.00 (the “Covenant Step-Down”); provided, further, that (i) if during any Reference Period ended after the Covenant Step-Down, the Borrower or any of its subsidiaries shall have made a Qualified Acquisition (to be defined in a manner substantially consistent with the Existing Term Loan Facility), the Total Leverage Ratio for each of the four (4) fiscal quarters of the Borrower immediately following such Qualified Acquisition, commencing with the fiscal quarter during which such Qualified Acquisition is consummated (the “Leverage Increase Period”) shall not be greater than 4.25:1.00 and (ii) if the Borrower requests a Leverage Increase Period, then the next request for a Leverage Increase Period may not occur until the Total Leverage Ratio has been at or below 3.75 to 1.00 for at least two (2) fiscal quarters subsequent to the prior Leverage Increase Period.

Consolidated Interest Coverage Ratio: The Borrower shall not permit the Consolidated Interest Coverage Ratio (to be defined in a manner substantially consistent with the Existing Term Loan Facility) for any Reference Period to be less than 3.00:1.00.

Affirmative Covenants:	The affirmative covenants of the Borrower included in the Take-Out Credit Documentation shall, subject to the Take-Out Documentation Principles, be substantially consistent with the affirmative covenants contained in the Existing Term Loan Facility (including exceptions, basket amounts and materiality qualifiers relating thereto) and be limited to the following (to be applicable to the Borrower): financial statements; certificates and other information; notices; payment of taxes; preservation of existence; maintenance of insurance; compliance with laws; books and records; inspection rights; use of proceeds; and anti-corruption laws.

Negative Covenants:	The negative covenants of the Borrower included in the Take-Out Credit Documentation shall, subject to the Take-Out Documentation Principles, be substantially consistent with the negative covenants contained in the Existing Term Loan Facility (including exceptions, basket amounts and materiality qualifiers relating thereto) and be limited to the following (to be applicable to the Borrower and, in the case of the limitation on subsidiary indebtedness, its subsidiaries): liens; subsidiary indebtedness; fundamental changes; change in nature of business; transactions with affiliates; change in fiscal year; sanctions; and anti-corruption laws.

Voting:	Amendments and waivers with respect to the Take-Out Credit Documentation shall require, subject to the “Defaulting Lender” provisions referred to below, the approval of Lenders holding commitments and/or outstanding Take-Out Loans (as appropriate) representing not less than a majority of the aggregate amount of commitments and outstanding Take-Out Loans under the Take-Out Facility (the “Required Lenders”), except that (a) the consent of each Lender directly adversely affected thereby shall be required with respect to: (i) reductions in the principal of any loan or extensions of the scheduled date of final maturity of any loan or commitment amount, (ii) reductions in the rate of interest (other than waivers of default interest) or any fee (it being understood that an amendment of definitions related to financial terms shall not be deemed a reduction of interest) or extensions of any due date of principal, fee or interest (it being understood that a waiver of any condition precedent or the waiver of any default or mandatory prepayment shall not constitute an extension or increase of any commitment of any Lender), (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (iv) modifications to the pro rata provisions of the Take-Out Credit Documentation, (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting requirements or percentages and (c) the consent of 100% of the Lenders in respect of the Take-Out Facility shall be required with respect to the subordination of the obligations under the Take-Out Facility in right of payment.

Further, the Take-Out Credit Documentation shall contain customary provisions with respect to the replacement of a Lender which does not approve an amendment requiring the consent of all Lenders or all Lenders affected thereby that has been approved by the Required Lenders.

Events of Default:	The events of default included in the Take-Out Credit Documentation shall, subject to the Take-Out Documentation Principles, be substantially consistent with the events of default contained in the Existing Term Loan Facility (including exceptions, basket amounts and materiality qualifiers relating thereto) and be limited to the following (to be applicable to the Borrower): nonpayment of principal when due; nonpayment of interest, fees or other amounts after five (5) business days; violation of a covenant (subject to a grace period of thirty (30) days following written notice from the Administrative Agent (other than with respect (i) to notices of defaults and maintenance of existence of the Borrower or (ii) any negative covenant); material inaccuracy of a representation or warranty when made or deemed made; cross-default to material indebtedness; bankruptcy events or other insolvency events of the Borrower (with a sixty (60) day grace period for involuntary events); material unpaid, final judgments (subject to a sixty (60) day grace period); certain ERISA events; the actual (or assertion by the Borrower in writing of) invalidity of any material Take-Out Credit Documentation; and a change of control.

Defaulting Lender:	The Take-Out Credit Documentation shall contain defaulting Lender provisions substantially consistent with the Existing Term Loan Facility.

Assignments and Participations:	Prior to the Closing Date, the Lenders will not be permitted to assign commitments under the Take-Out Facility to any Person except in accordance with the terms of the syndication provisions in the Commitment Letter.

From and after the Closing Date, the Lenders may assign, in a minimum amount equal to $5.0 million, to their affiliates or one or more banks, financial institutions or other persons (excluding any Disqualified Lenders) that are eligible assignees (to be described in the Take-Out Credit Documentation in a manner substantially consistent with the Existing Term Loan Facility), which are acceptable to the Administrative Agent and the Borrower, each such consent not to be unreasonably withheld or delayed (it being understood that the Borrower shall be deemed to have consented after 10 business days if it has not responded to a request for consent); provided that such consent of the Borrower shall not be required (i) if such assignment is made to another Lender or an affiliate or approved fund of a Lender or (ii) after the occurrence and during the continuance of a payment or bankruptcy event of default. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Take-Out Credit Documentation; provided that assignments made to affiliates and other Lenders will not be subject to the above minimum assignment amount requirements. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with each assignment.

Lenders shall also be permitted to sell participations (other than to Disqualified Lenders) in their loans. Voting rights of participants shall be limited to those matters in which the affirmative vote of all Lenders would be required. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Each Lender may disclose information to prospective participants and assignees, subject to compliance with confidentiality provisions in the Take-Out Credit Documentation.

Pledges of Take-Out Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Take-Out Facility only upon request.

No assignments or participations shall be permitted to be made to natural persons.

Yield Protection:	Consistent with the Take-Out Documentation Principles, the Take-Out Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a LIBOR Loan (as defined below) on a day other than the last day of an interest period with respect thereto. The Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (and all requests, rules, guidelines or directives relating to each of the foregoing or issued in connection therewith) shall be deemed to be changes in law after the Closing Date regardless of the date enacted, adopted or issued.

Expenses and Indemnification:	The Borrower shall pay expenses in accordance with the Commitment Letter and after the Closing Date, the Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arranger associated with the syndication of the Take-Out Facilities (if any and to the extent not previously reimbursed), the preparation, execution, delivery and administration of the Bridge Credit Documentation (to the extent not previously reimbursed) and any amendment, modification or waiver with respect to the Take-Out Credit Documentation (including the reasonable and documented fees, disbursements and other charges of a single counsel to all of the Administrative Agent, the Lenders and the Lead Arranger) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable and documented fees, disbursements and other charges of a single counsel for the Administrative Agent and the Lenders, representing all of Administrative Agent and the Lenders, taken as a whole and, solely in the case of a conflict of interest, one additional counsel to for each group of affected persons similarly situated, taken as a whole) in connection with the enforcement of the Take-Out Credit Documentation.

The Administrative Agent, the Lead Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) (each a “Indemnified Person”) will be indemnified and held harmless against any liabilities, reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees, disbursements and other charges of a single counsel representing all of the Indemnified Persons, taken as a whole and solely in the case of a conflict of interest, one additional counsel to each group of affected Indemnified Parties similarly situated, taken as a whole, incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds of the Take-Out Facility (except (x) to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to (i) arise from the gross negligence, willful misconduct or bad faith of the Indemnified Person or (ii) arise from a material breach of the obligations of such Indemnitee under any Take-Out Credit Documentation or (y) result from any dispute solely between or among Indemnified Persons that does not involve an act or omission by the Borrower or any of its affiliates (other than any claims against the Administrative Agent, any other agent or the Lead Arranger, in each case, acting in such capacity or fulfilling such role)).

Other Documentation:	Consistent with the Take-Out Documentation Principles, the Take-Out Credit Documentation shall contain customary waiver of consequential damages, European Union/United Kingdom bail-in, lender representations under ERISA, Delaware divisions, and qualified financial contracts provisions.

Governing Law:	New York.

Forum:	United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof.

Counsel to the Administrative Agent and the Lead Arranger:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit B

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the loans comprising each borrowing bear interest at a rate per annum equal to:

(i) the ABR plus the Applicable Margin; or

(ii) the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period plus 1%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means a percentage determined in accordance with the performance pricing section below and the grids attached hereto as Annex I-A (the “Pricing Grid”).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Interpolated Rate” means, at any time, for any interest period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any interest period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period; provided that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

Annex I-1

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

The Take-Out Credit Documentation will contain provisions to be mutually agreed with respect to a replacement of the LIBO Rate.

Performance Pricing:	The Applicable Margin for the Take-Out Facility shall be based on the Total Leverage Ratio in accordance with the applicable performance-based pricing set forth in the applicable Pricing Grid attached below as Annex I-A; provided that, at any time the Borrower has a long term unsecured senior, non-credit enhanced long-term debt rating from two of Standard & Poor’s Ratings Group, Moody’s Investors Service Inc. and Fitch Ratings Inc., (in each case, a “Debt Rating” and collectively, the “Debt Ratings”), the Borrower may make a Ratings Grid Election (as defined below). Subject to the conditions set forth above, the Borrower may, upon written notice to the Administrative Agent, elect to convert the Take-Out Facility to the ratings-based pricing set forth in the applicable Pricing Grid below. Any such election to the

Annex I-2

Debt Ratings based pricing may be made only one time during the duration of the Take-Out Facility and shall be irrevocable (the “Ratings Grid Election”).

If a Ratings Grid Election has been made, and there is a split in the Debt Ratings and two Debt Ratings are equal, such Debt Ratings will apply, but if no Debt Ratings are equal, the intermediate Debt Rating will apply. In the event that the Borrower shall maintain Debt Ratings from only two of S&P, Moody’s or Fitch and there is a split in such Debt Ratings, (i) in the event of a single level split, the higher Debt Rating (i.e. the lower pricing) will apply and (ii) in the event of a multiple level split, one level below the higher Debt Rating will apply. If there is only one Debt Rating, such Debt Rating will apply, and if there is no Debt Rating, the lowest Debt Rating set forth below will apply.

Interest Payment Dates:	In the case of Take-Out Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears on the last business day of each March, June, September and December.

In the case of Take-Out Loans bearing interest based upon the Adjusted LIBO Rate (“LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	At any time when the principal of or interest on any loan is not paid when due (after given effect to any grace period), such overdue amount shall bear interest at a rate per annum equal to (i) in the case of overdue principal of any loan, 2.0% above the rate otherwise applicable thereto or (ii) in the case of interest on any loan, fees or any other amount, 2.0% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-3

Annex I-A to Exhibit B

Pricing Grid

Leveraged-Based Grid

Level	Total Leverage Ratio	LIBOR Loans	ABR Loans
I	Less than or equal to 1.25:1.00	1.125%	0.125%
II	Greater than 1.25:1.00 but less than or equal to 2.50:1.00	1.250%	0.250%
III	Greater than 2.50:1.00	1.375%	0.375%

Ratings-Based Grid

Level	Debt Rating	LIBOR Loans	ABR Loans
I	Greater than or equal to A-/A3/A-	1.00%	0.00%
II	BBB+/Baa1/BBB+	1.125%	0.125%
III	BBB/Baa2/BBB	1.250%	0.250%
IV	BBB-/Baa3/BBB-	1.375%	0.375%
V	Less than or equal to BB+/Ba1/BB+	1.50%	0.50%

For the avoidance of doubt, the Applicable Margin commencing on the Closing Date until receipt of financial statements for the end of the first full fiscal quarter thereafter shall be at Level III of the Leverage-Based Grid.

Annex I-A-1

EXHIBIT C

Conditions Precedent to the funding under the Facilities

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit C is attached.

The Bridge Commitment of the Lenders in respect of the Bridge Facility and the extension of credit thereunder and the Take-Out Commitment of JPMorgan in respect of the Take-Out Facility shall, in each case, be conditioned solely upon the satisfaction (or waiver) of the following conditions precedent on or before the Commitment Termination Date and the extension of credit by the Lenders (other than JPMorgan in respect of its Take-Out Commitment) in respect of the Take-Out Facility shall be conditioned solely upon the satisfaction (or waiver) of the following conditions precedent on or before the Commitment Termination Date:

1.    The Borrower shall have executed and delivered the Bridge Credit Documentation (in the case of the Bridge Facility) and/or the Take-Out Credit Documentation (in the case of the Take-Out Facility), in each case on terms and conditions that are consistent with the terms set forth in this Commitment Letter.

2.    The Acquisition shall have been consummated substantially concurrently with the borrowing under the Bridge Facility and/or the Take-Out Facility (as applicable), in all material respects in accordance with the Acquisition Agreement and no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified by the Borrower, and no consent or request by the Borrower or any of its subsidiaries shall have been provided under the Acquisition Agreement, in each case which is materially adverse to the Lenders or the Lead Arranger (in their respective capacities as such) without the Lead Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, that any waiver, amendment, supplement or other modification with respect to the “Material Adverse Effect” definition in the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Lead Arranger; provided, further that (i) increases in the Merger Consideration (as defined in the Acquisition Agreement as of the date hereof), if funded with equity, shall not be deemed to be materially adverse to the interests of the Lenders or the Lead Arranger and shall not require the consent of the Lead Arranger, and (ii) decreases in the Merger Consideration shall not be deemed to be materially adverse to the interests of the Lenders or the Lead Arranger and shall not require the consent of the Lead Arranger if such Merger Consideration decrease does not exceed 10.0% in aggregate.

3.    The Lead Arranger shall have received (i)(A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for the three years ended at least 90 days prior to the Closing Date, and (B) audited consolidated balance sheets and related consolidated statements of operations and comprehensive loss, members’ equity, and cash flows of Wrangler Holdings, LLC for (x) the fiscal years ended December 31, 2018 and December 31, 2019 and (y) each subsequent fiscal year ended at least 90 days prior to the Closing Date, (ii)(A) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows (without footnotes) of the Borrower and its subsidiaries for (x) the first three fiscal quarters of 2020 and (y) each subsequent fiscal quarter ended at least 45 days prior to the Closing Date (other than the last fiscal quarter of any fiscal year), and (B) unaudited consolidated balance sheets and related statements of operations and comprehensive loss, members’ equity and cash flows (without notes) of Wrangler Holdings, LLC for (x) the first three fiscal quarters of 2020, and (y) each subsequent fiscal quarter ended at least 45 days prior to the Closing Date (other than the last fiscal quarter of any fiscal year), in each case prepared in conformity with U.S. GAAP and (iii) a summary of (A) pro forma EBITDA (to be prepared consistent with the determination of “EBITDA” under and as defined in the Existing Term Loan Facility) after giving effect to the Transactions as of and for the 12-month period ending on the last day of the most recently completed

C-1

four-fiscal quarter period for which financial statements are required to have been delivered under clause (i) or (ii) above and (B) pro forma indebtedness and a pro forma capitalization table, in each case, after giving effect to the Transactions, as of the last day of the most recently completed four-fiscal quarter period for which financial statements are required to have been delivered under clause (i) or (ii) above.

4.    The Lenders, the Administrative Agent and the Lead Arranger shall have received all fees and all expenses required to be paid pursuant to the Commitment Letter, the Fee Letter and the Credit Documentation and for which invoices have been presented at least two (2) business days prior to the Closing Date, on or before the Closing Date.

5.    The Lenders shall have received customary legal opinions from counsel to the Borrower, corporate organizational documents, good standing and officer certificates (including, without limitation, a solvency certificate from the chief financial officer of the Borrower demonstrating the solvency (on a consolidated basis) of the Borrower and its subsidiaries as of the Closing Date on a pro forma basis for the transactions, substantially in the form attached hereto as Annex II), resolutions and other instruments, each as is customary for transactions of this type (provided, that any borrowing notice shall not include any representations and warranties or any certifications, in each case as a condition to funding).

6.    (a) The Administrative Agent and the Lenders shall have received all documentation at least three (3) business days prior to the Closing Date and other information about the Borrower that shall have been reasonably requested by the Administrative Agent or any Lender in writing at least ten (10) business days prior to the Closing Date and that the Administrative Agent and the Lenders reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (b) if the Borrower qualifies as a “legal entity” customer under 31 C.F.R. § 1010.230 and the Administrative Agent has provided the Borrower the name of each requesting Lender and its electronic delivery requirements at least ten (10) business days prior to the Closing Date, the Administrative Agent and each such Lender requesting a Beneficial Ownership Certification (which request is made through the Administrative Agent) will have received, at least three (3) business days prior to the Closing Date, the Beneficial Ownership Certification in relation to the Borrower.

7.    (i) The representations made by or on behalf of the Target in the Acquisition Agreement that are material to the interests of the Lenders (in their capacities as such) shall be true and correct as of the Closing Date, but only to the extent that the Borrower or any of its affiliates has the right to terminate its obligations to consummate the Acquisition under the Acquisition Agreement without penalty or any payment obligation as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) shall be true and correct in all material respects (or in all respects if qualified by materiality) as of the Closing Date, it being understood that the Commitments of JPMorgan in respect of the Closing Date Facilities and the extensions of credit thereunder on the Closing Date shall not be conditioned on the accuracy or correctness of any representation or warranty other than as set forth in this paragraph 7. For purposes hereof, “Specified Representations” means the representations and warranties in the Credit Documentation relating to (a) corporate existence and power of the Borrower, (b) corporate authorization and enforceability of the Credit Documentation, (c) no contravention of the Credit Documentation with organizational documents, (d) Federal Reserve margin regulations, (e) the Investment Company Act and (f) the PATRIOT Act and the use of the proceeds of the Facilities not violating OFAC or FCPA.

8.    No Material Adverse Effect (as defined in the Acquisition Agreement as of the date hereof) on the Target will have occurred since the date of the Acquisition Agreement that is continuing.

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Annex II

SOLVENCY CERTIFICATE

[●], 2020

This Solvency Certificate (the “Certificate”) is delivered pursuant to Section [●] of that certain Credit Agreement, dated as of [●], 20[●] (as amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Citrix Systems, Inc. (the “Borrower”), the lending institutions from time to time parties thereto, and JPMorgan Chase Bank, N.A., as the Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [●], the Chief Financial Officer of the Borrower, in such capacity and not in an individual capacity, DO HEREBY CERTIFY, on behalf of the Borrower, that as of the date hereof, after giving effect to the consummation of the Transactions contemplated by the Credit Agreement:

1.

The amount of the “present fair saleable value” of the assets of the Borrower and its subsidiaries (on a consolidated basis) will, as of such date, exceed the amount of all “liabilities of the Borrower and its subsidiaries (on a consolidated basis), contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

2.

The present fair saleable value of the assets of the Borrower and its subsidiaries (on a consolidated basis) will, as of such date, be greater than the amount that will be required to pay the liability of the Borrower and its subsidiaries (on a consolidated basis) on its debts as such debts become absolute and matured.

3.	The Borrower and its subsidiaries (on a consolidated basis) will not have, as of such date, an unreasonably small amount of capital with which to conduct its business.

4.

The Borrower and its subsidiaries (on a consolidated basis) have not incurred and do not intend to incur, or believe that they will incur, debts, including current obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

5.

The Borrower and its subsidiaries (on a consolidated basis) are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

6.

In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its subsidiaries after consummation of the transactions contemplated by the Credit Agreement.

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